Exhibit (k)(7)

ARES MULTI-STRATEGY CREDIT FUND, INC.

FORM OF EXPENSE LIMITATION AGREEMENT

AGREEMENT made this [      ] day of [              ], 2013 by and between Ares Multi-Strategy Credit Fund, Inc. (the “Fund”), a Maryland corporation, and Ares Capital Management II LLC (the “Adviser”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940  Act”), as a closed-end management investment company;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and serves as the investment adviser of the Fund pursuant to an investment advisory agreement between the Adviser and the Fund dated as of [          ], 2013 (the “Investment Advisory Agreement”); and

WHEREAS, under Section 5 of the Investment Advisory Agreement, if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, compliance, clerical or administrative services to the Fund at the request of the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, compliance, clerical or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (together, the “Non-Advisory Services”);

NOW, THEREFORE, the parties hereto agree as follows:

1.              The Adviser agrees to pay, waive or absorb the expenses of the Fund reimbursable to the Adviser for such Non-Advisory Services to the extent they exceed $500,000 for the fiscal year ended October 31, 2014 (the “Expense Limitation”).

2.              The Expense Limitation will remain in effect until October 31, 2014 unless terminated prior to that time.  The Expense  Limitation will terminate (i) in the event that the Investment Advisory Agreement is terminated by the Fund without the consent of the Adviser or (ii) in the event the Investment Advisory Agreement terminates automatically in the event of its assignment (within the meaning of the 1940 Act, including any interpretive guidance thereunder by the Securities and Exchange Commission or its staff) and a new investment advisory agreement between the Fund and the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.  This Agreement may be terminated (i) by the Fund upon thirty (30) days’ written notice to the Adviser and (ii) by the Adviser upon thirty (30) days’ written notice to the Fund.

3.              This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the

State of New York, or any of the  provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

4.              This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

*                                                      *                                                      *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ARES MULTI-STRATEGY CREDIT FUND, INC.

By:

Name:

Title:

ARES CAPITAL MANAGEMENT II LLC

By:

Name:

Title:

3